                                                                     Exhibit 4.7

                              SECURITY AGREEMENT


          THIS SECURITY AGREEMENT (the "Agreement"), dated as of August __, 1995, is made and entered into between Green Tree Manufactured Housing Net Interest Margin Finance Corp. I, a Delaware corporation ("Finance I"), and Green Tree Securitized Net Interest Margin Trust, 1995-A, a Delaware business trust (the "Trust"), created pursuant to a Trust Agreement dated as of June 1, 1995 (the "Trust Agreement"), among Finance I, Green Tree Manufactured Housing Net Interest Margin Finance Corp. II, a Delaware corporation ("Finance II"), and Wilmington Trust Company, a Delaware banking corporation, as Trustee (the "Trustee").

          WHEREAS, pursuant to a Guarantee Fee Assignment made by Green Tree Financial Corporation, a Delaware corporation ("Green Tree") in favor of Finance I, dated as of June 1, 1995 (the "Guarantee Fee Assignment"), Finance I is the owner of the right to receive the Guarantee Fees (all terms defined in the Guarantee Fee Assignment or the Trust Agreement shall have the same meaning in this Agreement).

          WHEREAS, Finance I has issued to the Trust a limited recourse note dated August __, 1995, in the amount of $227,500,000 (the "Finance I Note").

          WHEREAS, the Finance I Note is payable solely from the Guarantee Fees and certain rights that Finance I holds under the Guarantee Fee Assignment, and Finance I wishes to grant to the Trust a security interest in the Guarantee Fees and such related rights to secure the full and timely payment of the Finance I Note.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Finance I hereby agrees as follows for the benefit of the Trust:


                                   ARTICLE I
                               SECURITY INTEREST

          1.01 Grant of Security Interest. Finance I hereby grants to the Trust a security interest in the collateral described in Section 1.02 (the "Collateral") and the proceeds therefrom to secure payment to the Trust of all of Finance I's liabilities and indebtedness to the Trust under the Finance I Note, whether such liabilities or indebtedness are due or to become due, absolute or contingent, joint or several, now existing or hereafter arising (the "Secured Obligations").

          1.02 Description of Collateral. The collateral shall consist of (i) the Guarantee Fees and (ii) Finance I's right to receive Inside Refinancing Payments and Repurchase Payments under the Guarantee Fee Assignment.

          1.03 Collections on Guarantee Fees. Finance I will instruct the Trustee of each Guarantee Fee Securitized Pool to pay the Guarantee Fees directly to the Trust, by a written notification in the form of Exhibit A hereto.

          1.04 Obligations of Finance I. During the term of this Agreement, Finance I will comply with each of the following covenants and commitments:

          (a) Records and Inspections. Finance I will keep accurate books, records and accounts with respect to the Collateral, and will make the same available to the Trust at its request for examination during normal business hours; and

          (b) Maintenance of Security Interest. Finance I will at any time or times hereafter execute such financing statements and other instruments and perform such acts as the Trust may request to establish and maintain a valid security interest in the Collateral, and will pay all costs of filing and recording.

          1.05 No Trust Liability on Collateral. It is understood that the Trust does not in any way assume any of Finance I's obligations under any of the Collateral. Finance I hereby agrees to indemnify the Trust against all liability arising in connection with or on account of any of the Collateral, except for any liabilities arising on account of the Trust's gross negligence or willful misconduct.


                                  ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF FINANCE I

          Finance I hereby represents and warrants to the Trust that:

          2.01 Finance I. Finance I is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with the requisite corporate power and authority to enter into this Agreement and to perform the obligations required of it hereunder. The execution and performance of this Agreement by Finance I and the consummation of the transactions contemplated hereby will not violate any provision of law applicable to Finance I, and do not and will not conflict with any of the terms of its Certificate of Incorporation or By-Laws. The execution and performance of this Agreement will not conflict with any material agreements of Finance I that would result in a material adverse effect on Finance I.

          2.02 Title to the Collateral. Finance I is the sole owner of the Guarantee Fees and the related rights described in Section 1.02, free and clear of all liens and encumbrances (other than the lien created by this Agreement).


                                  ARTICLE III
                                    DEFAULT

          3.01 Rights upon an Event of Default. If the Finance I Note has been declared due and payable following an Event of Default, the Trustee or Certificate Owners beneficially owning at least 25% of the aggregate outstanding principal amount of the Senior Certificates may liquidate all or any portion of the Collateral, or may elect to maintain possession of the Collateral and continue to apply collections from the Collateral as if there had been no declaration of acceleration; provided, however, the Trustee will be prohibited from selling the Collateral following an Event of Default, unless:

     (a) the proceeds of such sale are sufficient to pay in full the principal of and the accrued interest on the Finance I Note at the time of such sale; or

     (b) the Trustee determines that the collections on the Collateral will not be sufficient on an ongoing basis to make all payments of interest on the Finance I Note as such payments become due and to pay the outstanding principal amount of the Finance I Note at maturity, and the Trustee obtains the consent of Certificate Owners beneficially owning 66 2/3% of the aggregate outstanding amount of the Senior Certificates.

          3.02 Distributions. If the Trustee collects any money or property pursuant to this Article III, the Trustee shall pay out the money or property in the following order:

     (a) first, all accrued and unpaid interest on the Finance I Note;

     (b) second, the outstanding principal amount of the Finance I Note; and

     (c) third, any remaining money or property shall be distributed to Finance
I.

                                  ARTICLE IV
                                 MISCELLANEOUS

          4.01 Survival of Representations and Warranties. Each party hereto covenants and agrees that its representations and warranties in this Agreement, and in any document delivered or to be delivered pursuant hereto, shall survive the date hereof.

          4.02 Notices. All notices and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered or mailed to the parties hereto at the appropriate following address:

          (a)  If to Finance I, to:

               Green Tree Manufactured Housing Net Interest Margin
               Finance Corp. I
               Registered Agent:  The Corporation Trust Company
               Corporation Trust Center
               1209 Orange Street
               Wilmington, DE  19801
               Telephone Number:  (302) 658-7581
               Telecopier Number:  (302) 655-5049

          (b)  If to the Trust, to:

               Green Tree Securitized Net Interest Margin Trust, 1995-A In care of Wilmington Trust Company
               Attention:  Corporate Trust Administration
               Rodney Square North
               1100 North Market Square
               Wilmington, DE  19890-0001
               Telephone Number:  (302) 651-8653
               Telecopier Number:  (302) 651-8882

          (c)  If to the Rating Agencies, to:

               Fitch Investors Services, Inc.
               One State Street Plaza
               New York, NY  10004

               Moody's Investors Services, Inc.
               99 Church Street
               New York, NY  10007
               Attention:  ABS Monitoring Department
or to such other address as Finance I, the Trust or the Rating Agencies shall have specified to the others in writing.

          4.03 Amendment and Waiver. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Trust and Finance I, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed or construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. Finance I shall mail notice of any such amendment or waiver to the Rating Agencies.

          4.04 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          4.05 Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof. The invalidity of any provision hereof shall not affect the validity of any other provision.

          4.06 Binding Effect. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns, any rights, obligations, remedies or liabilities.

          4.07 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

          4.08 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

          4.09 Non-Petition Covenant. Finance I hereby agrees that it shall not, for any reason, institute proceedings for the Trust to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Trust, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to the bankruptcy of the Trust, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Trust or a substantial part of the property of the Trust or cause or permit the Trust to make any assignment for the benefit of creditors, or admit in writing the inability of the Trust to pay its debts generally as they become due, or declare or effect a moratorium on the debt of the Trust or take any action in furtherance of any such action.

          4.10 Limitation of Trustee's Liability. Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Wilmington Trust Company not in its individual capacity but solely in its capacity as Trustee of the Trust and in no event shall Wilmington Trust Company in its individual capacity, or any beneficial owner of the Trust, have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust hereunder, as to all of which recourse shall be had solely to the assets of the Trust. For all purposes of this Agreement, in the performance of any duties or obligations of the Trust hereunder, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Articles VI, VII and VIII of the Trust Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              GREEN TREE MANUFACTURED
                              HOUSING NET INTEREST MARGIN
                              FINANCE CORP. I


                              By____________________________
                                Its_________________________



                              GREEN TREE SECURITIZED NET
                              INTEREST MARGIN TRUST 1995-A
                                 By Wilmington Trust Company, not in its
                                 individual capacity but solely as Trustee


                                 By_____________________________
                                   Its__________________________



Acknowledged by:              GREEN TREE FINANCIAL CORPORATION


                                 By_____________________________
                                   Its__________________________

                                   EXHIBIT A

                         FORM OF TRUSTEE NOTIFICATION
                            FOR SECURITY AGREEMENT



First Bank National Association
Corporate Trust Department
180 East 5th Street
St. Paul, Minnesota 55101
Attention:  Corporate Trust Administration, Second Floor

Ladies and Gentlemen:

     You are currently acting as Trustee under the Pooling and Servicing Agreements between Green Tree Financial Corporation ("Green Tree"), as Seller and Servicer, and you, as Trustee for the Securitized Manufactured Housing Pools (the "Guarantee Fee Securitized Pools") listed on Appendix I and attached hereto (the "Pooling and Servicing Agreements"). As such Trustee, and pursuant to a notification previously delivered to you by Green Tree, you are obligated to remit to Green Tree Manufactured Housing Net Interest Margin Finance Corp. I the Guarantee Fees (as defined in the Pooling and Servicing Agreements) payable to Green Tree on or after July 15, 1995. We hereby notify you that we have pledged such Guarantee Fees to Green Tree Securitized Net Interest Margin Trust 1995-A (the "Trust"), effective August __, 1995. From that date forward you should remit such Guarantee Fees to the Trust.

                                    Green Tree Manufactured Housing
                                    Net Interest Margin Finance Corp. I


                                    By__________________________________
                                      Its_______________________________


Acknowledged:

First Bank National Association

By_______________________________
  Its____________________________

                                  APPENDIX I
                        GUARANTEE FEE SECURITIZED POOLS

                          DATE OF
SECURITIZED POOL   POOLING AND SERVICING
      NAME               AGREEMENT         MAXIMUM AMOUNT
----------------   ---------------------   --------------

GTFC 1994-5         August 1, 1994         300 Basis Points

GTFC 1994-6         September 1, 1994      300 Basis Points

GTFC 1994-7         October 1, 1994        300 Basis Points

GTFC 1994-8         December 1, 1994       300 Basis Points

GTFC 1995-1         February 1, 1995       300 Basis Points

GTFC 1995-3         May 1, 1995            300 Basis Points

GTFC 1995-4         June 1, 1995           300 Basis Points

                                      I-1